Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-200613) of Foundation Medicine, Inc.,

(2)	Registration Statement (Form S-8 No. 333-191380) pertaining to the Amended and Restated 2010 Stock Incentive Plan, the 2013 Stock Option and Incentive Plan and the 2013 Employee Stock Purchase Plan of Foundation Medicine, Inc., and

(3)	Registration Statement (Form S-8 Nos. 333-194439 and 333-201756) pertaining to the 2013 Stock Option and Incentive Plan of Foundation Medicine, Inc.;

of our report dated March 13, 2015, with respect to the consolidated financial statements of Foundation Medicine, Inc. included in this Annual Report (Form 10-K) of Foundation Medicine, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 13, 2015